EXHIBIT 10.1

1/3/2023
Priya Singhal
Priya.Singhal@biogen.com

Dear Priya,

I am pleased to offer you a promotion to Executive Vice President (EVP), Head of Drug Development effective January 5th, 2023.  This position will report to Biogen’s Chief Executive Officer, Chris Viehbacher.

The specific terms of our offer are as follows:

Salary: This is a full-time, exempt position and your starting annual salary will be $700,000.00, which will be paid biweekly in accordance with our standard payroll processes.

Annual Bonus Plan: You will be eligible to receive an annual bonus for your work in 2023 per the terms of the Management Incentive Plan, with a target bonus opportunity of 75% of your annual base salary. Your target bonus amount will be pro-rated based upon your start date, and the bonus is contingent upon performance. A copy of the Management Incentive Plan is included with this letter, and additional information including bonus plan details and administrative guidelines governing the 2023 bonus plan can be found in the Executive Total Rewards brochure for 2023 to be posted on BiogenConnect.

2023 Equity Award: You will be provided with a grant of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) in connection with the 2023 annual equity award cycle. The approximate grant date value of your RSU award will be $1,600,000 and the approximate grant date value of your PSU award will be $1,600,000. The number of shares will be calculated by dividing the grant date value by the closing price of Biogen stock (NASDAQ) on the grant date, with the resulting number of shares rounded to the nearest five shares. Your RSU and PSU awards will be granted on the first trading day of the month following the effective date of this promotion (February 1st, 2023). Your RSU award with vest in three equal installments beginning on the first anniversary of the grant date. Your full PSU award will vest on the third anniversary of the grant date.

The actual terms of your RSU and PSU awards will be communicated to you following the grant date. Your grant will be awarded under the 2017 Biogen Omnibus Equity Plan. Please see your LTI Award Agreements, which will be available following your grant date, for specific details on the terms and conditions of your awards.

Your employment at Biogen continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice.

In addition to agreeing to and signing this appointment letter, please also sign the attached Employee Proprietary Information and Inventions and Non-Compete Agreement, as with this appointment, you will become an Executive Officer of the Company.

Finally, outlined below are the additional benefits you are eligible for as an EVP, some of which you are already eligible for as a VP+ executive:
225 Binney Street, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen.com

Additional Executive Benefits

Vacation: You are entitled to vacation days based on years of service measured from your hire date at Biogen (February 24th, 2020).

Supplemental Savings Plan: You will be entitled to participate in Biogen’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). If you were not previously eligible for the SSP, enrollment information will be sent to you shortly.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverance over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits in accordance with the Severance Plan for U.S. Executive Vice Presidents in effect at the time of any separation of service, and at that time you should refer to the document for details regarding terms, conditions, eligibility and potential tax implications.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/orfinancial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (Jannuary 1 – December 31), subject to the guidelines of the Tax & Financial Planning and Executive Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Priya, I am confident you will continue to contribute to Biogen’s success and wish you the best of luck in your new position. If you have any questions, please feel free to contact me.

Sincerely,

Ginger Gregory

ACCEPTED:

Signature: /s/ Priya Singhal                        Date: 1/5/2023
225 Binney Street, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen.com